UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 6, 2021
TRICIDA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-38558	46-3372526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
7000 Shoreline Court
Suite 201
South San Francisco, CA 94080
(Address of principal executive offices) (Zip Code)
(415) 429-7800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.001 per share	TCDA	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.		☐

Item 1.01	Entry into a Material Definitive Agreement

On January 6, 2021, Tricida, Inc. (the “Company”), as borrower, Hercules Capital, Inc., as administrative agent (in such capacity, the “Agent”), and each of the financial institutions party thereto as lenders (the “Lenders”) entered into the Sixth Amendment to Loan and Security Agreement (“Sixth Amendment”) to amend certain terms of the Loan and Security Agreement, dated as of February 28, 2018 (as amended by that certain First Amendment to Loan and Security Agreement and First Amendment to Warrants dated as of April 10, 2018, that certain Second Amendment to Loan and Security Agreement, dated as of October 15, 2018, that certain Third Amendment to Loan and Security Agreement, dated as of March 27, 2019, that certain Fourth Amendment to Loan and Security Agreement, dated as of March 31, 2020, that certain Fifth Amendment to Loan and Security Agreement, dated as of May 18, 2020 and the Sixth Amendment, the “Loan Agreement”, and the term loans thereunder, the “Term Loan”) by and among the Company, the Agent and the Lenders. The Sixth Amendment provides for, among other things, a decrease in the amount available under the Loan Agreement from $200.0 million to $75.0 million. The loan repayment schedule provides for interest only payments until April 1, 2022 (the “Amortization Date”), followed by consecutive equal monthly amortization payments of principal and interest through the maturity date. The maturity date of the Loan Agreement is October 1, 2023, subject to extension to April 1, 2024 on the condition that the Company obtains final approval from the U.S. Food and Drug Administration ("FDA") for the New Drug Application (“NDA”) for veverimer (also known as TRC101) (such final approval, the “TRC101 Approval”) on or before October 1, 2023. The Sixth Amendment also eliminates the 1.0% prepayment charge for prepayments of principal of the Term Loan made after March 1, 2021.
The Sixth Amendment modifies certain covenants applicable to the Company under the Loan Agreement. Under the terms of the Sixth Amendment, the Company is required to at all times maintain unrestricted cash in an amount not less than 100% of the outstanding principal amount of the Term Loan, until the achievement of statistically significant positive data from the completion of either of the two interim analyses for efficacy (to be performed when approximately 150 and 250 subjects have had a positively adjudicated primary endpoint event) as described in Borrower’s Clinical Study Protocol TRCA-303 (VALOR-CKD) for veverimer, Amendment 2, dated November 18, 2020, of the ongoing VALOR-CKD trial, which, along with an acceptable safety profile, would support re-filing of the NDA for veverimer with the FDA, subject to verification by the Agent. From and after achievement of such positive data, the Company is required to at all times maintain unrestricted cash in an amount equal to 75% of the outstanding principal amount of the Term Loan until achievement of the TRC101 Approval, whereupon such unrestricted cash maintenance covenants shall cease to apply.
The Sixth Amendment reduces, from $500.0 million to $300.0 million, the minimum market capitalization of the Company that triggers a covenant of the Company to deliver to the Agent monthly financial statements and related reporting.
The foregoing description of the Sixth Amendment and the Loan Agreement does not purport to be complete and is qualified in its entirety by reference, as applicable, to the full text of the Amendment, including exhibits attached thereto, a copy of which is attached hereto as Exhibit 10.1, in each case to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Amendment is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1
Sixth Amendment to Loan and Security Agreement, dated as of January 6, 2021 among Tricida, Inc., Hercules Capital Inc. and the several banks and other financial institutions or entities from time to time parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 11, 2021	TRICIDA, INC.

	By:	/s/ Geoffrey M. Parker
	Name:	Geoffrey M. Parker
	Title:	Chief Financial Officer and Executive Vice President